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                                                                    EXHIBIT 2.1

                                                               EXECUTION VERSION

                               AMENDMENT NO. 1 TO
                          AGREEMENT AND PLAN OF MERGER

     THIS AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this "Amendment") is entered into as of June 13, 2006, by and among ATS Medical, Inc., a Minnesota corporation ("Parent"), Seabiscuit Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Subsidiary"), 3F Therapeutics, Inc., a Delaware corporation (the "Company"), and Boyd D. Cox, as Stockholder Representative (the "Stockholder Representative" and, together with Parent, Merger Subsidiary and the Company, the "Parties").

                                    RECITALS

     WHEREAS, the Parties entered into that certain Agreement and Plan of Merger dated January 23, 2006 (the "Merger Agreement");

     WHEREAS, the Merger Agreement provides that, on or after June 15, 2006 (the "Termination Date"), and provided that certain conditions are met, any of Parent, Merger Subsidiary or the Company may terminate the Merger Agreement and abandon the transactions contemplated therein;

     WHEREAS, the Parties desire to amend the Merger Agreement in order to, among other things, extend the Termination Date as provided herein;

     WHEREAS, if (a) by 11:59 p.m. Pacific time on June 13, 2006 this Amendment is not fully executed by the Parties hereto, and (b) by 11:59 a.m. Pacific time on June 14, 2006, evidence of the approval, by the Principal Stockholders and each director of the Company who is also a Stockholder, of this Amendment is not received by Parent, this Amendment will terminate without further action by any party hereto;

     WHEREAS, Section 5.26 of the Merger Agreement provides that the Company will cause all holders of Company Stock Options to agree in writing that any such options that remain outstanding as of the Effective Time shall terminate and be cancelled at such time, and if this covenant is not satisfied, the Stockholders agreed to fully indemnify Parent, pursuant to Sections 9.2(e) and 9.5(b), for all costs and Losses arising in connection with the failure by the Company to satisfy such covenant;

     WHEREAS, the Parties desire to amend the Merger Agreement to provide that, in the event that any of the current holders of options to purchase shares of the Company's common stock fail to fully exercise or agree to terminate such options prior to ten (10) days before the Effective Time (which amends Section
5.26 of the Merger Agreement previously providing for fifteen (15) days), and if Parent agrees to waive the failure of the relevant closing condition, Parent shall reserve and continue to keep available for issuance that number of shares of Parent Common Stock equal to the number of such shares that such non-exercising and non-terminating option holders would have been entitled to had they fully exercised such options; and

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     WHEREAS, the boards of directors of Parent, Merger Subsidiary and the
Company, as well as the stockholders of the Company, have approved this Amendment.

     NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

                                    AGREEMENT

1. DEFINITIONS. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

2.   AMENDMENTS.

     (a) The final sentence of Section 2.1(b)(ii) is hereby amended by adding the following to the end thereof:

               "; provided, however, that, no payment of Milestone Consideration shall be made to holders of Outstanding Options until, and only to the extent that, such options have been exercised in accordance with their terms and, prior to such exercise, all Milestone Consideration that would otherwise have been issuable to such holders shall be reserved for issuance and available for distribution thereunder when and if the Outstanding Options are exercised and Milestones are achieved. If, following the achievement of the final Milestone, not all of the Milestone Consideration is paid in connection with such achievement (due to the fact that Outstanding Options remain outstanding as of such date), then, following the expiration, termination or exercise of the last to expire, terminate or be exercised of the Outstanding Options, all Milestone Consideration remaining as of such time shall be deposited by Parent with the Exchange Agent for distribution in accordance with the terms of the Exchange Agreement."

     (b) The first sentence of Section 2.2 is hereby amended and restated in its entirety as follows:

               "At the Closing, Parent shall deposit, or cause to be deposited, with the escrow agent (the "Escrow Agent"), for the benefit of the Stockholders, a certificate (issued in the name of the Escrow Agent or its nominee) representing the Escrow Shares and Parent shall reserve and continue to keep available for issuance a number of shares of Parent Common Stock equal to the Reserved Shares."

     (c) The second sentence of Section 2.2 is hereby amended by adding the following to the end thereof:

               "; provided, however, that Reserved Shares may only be issued to a holder of Outstanding Options following the later of (i) the Effective Time and


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               (ii) the date on which the Outstanding Options are exercised in accordance with its terms by such holder in accordance with
               Section 2.5 of this Agreement, and such Reserved Shares shall not be subject to set-off rights to satisfy any indemnification obligation of the Stockholders (except to the extent provided for in the Escrow Agreement); provided, further, that at the time when the last Outstanding Option is exercised, expires, or is terminated in accordance with its terms, Parent shall issue and deposit the remaining Reserved Shares, if any, with the Exchange Agent for distribution in accordance with the terms and conditions of the Exchange Agreement."

     (d) The parties acknowledge that summons and complaints were filed by Arthur Abbey (x) on January 19, 2006 against, among others, Theodore
          C. Skokos ("Skokos") and the Company (the "First Complaint"), and (y) on June 7, 2006 against Skokos and the Company (the "Second Complaint" and, together with the First Complaint, the "Complaints"); and further that in recognition of the additional risk presented by the Complaints, the Parties agree and hereby amend the Merger Agreement to provide that any Damages (as defined in the Merger Agreement) incurred by the Company prior to the Closing that arise out of or in connection with the Complaints (the "Abbey Damages") will result in a dollar-for-dollar adjustment to the calculation of the Actual Net Operating Assets, provided that no such adjustment to the Initial Merger Consideration will be made to the extent that the Abbey Damages, if any, are offset by positive adjustments, if any, to the calculation of the Actual Net Operating Assets. Accordingly, the parties agree that Section 9.2 of the Merger Agreement is hereby amended as follows:

          (i) Delete the word "and" currently placed between the comma at the end of subsection (f) and "(g)".

          (ii) The following is inserted immediately before the period at the end of this section:

                    ", and (h) the summons and complaints filed by Arthur Abbey ("Plaintiff") (i) on January 19, 2006 against, among others, Theodore C. Skokos ("Skokos") and the Company, alleging, among other matters, the violation of federal securities laws in connection with the purchase by Plaintiff of certain securities of 3F Partners Limited Partnership II, and (ii) on June 7, 2006 against Skokos and the Company, among other matters, fraud and breach of fiduciary duties in connection with the purchase by Plaintiff of certain securities of 3F Partners Limited Partnership II (such allegations, the "Abbey Claims")"


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     (e)  Section 9.5(b) of the Merger Agreement is hereby amended as follows:

          (i) Delete the word "and" currently placed between "(c)" and "(e)" in the first sentence.

          (ii) Insert a comma immediately following "(c)" in the first sentence.

          (iii) Insert " and (h)" immediately following "(e)" in the first sentence.

     (f) Section 9.6 of the Merger Agreement is hereby amended by replacing "(g)" with "(h)" in the first sentence.

     (g)  The final sentence of Section 9.6 is hereby amended as follows:

          (i) In the fifth line from the end thereof, insert "or Set-Off Shares" after "Escrow Shares"; and

          (ii) In the third line from the end thereof, insert "Escrow Shares or" before "Set-Off Shares".

     (h) Subsection (v) of Section 11.1 of the Merger Agreement is hereby amended and restated in its entirety as follows:

               "(v) "Closing Date Shares" shall mean that number of Parent Common Shares equal to (i) 9,000,000 (with appropriate adjustments thereto in the event of any stock splits, stock combinations, stock dividends, recapitalizations or other similar transaction in Parent Common Stock after the date hereof and prior to the Effective Time), minus (ii) the Escrow Shares, minus
               (iii) the Reserved Shares, minus (iv) the Reduction Shares, if any."

     (i) Subsection (kkk) of Section 11.1 of the Merger Agreement is hereby amended and restated in its entirety as follows:

               "(kkk) "Escrow Shares" means 1,400,000 fully paid and nonassessable shares of Parent Common Stock."

     (j) Subsection (ggggg) of Section 11.1 of the Merger Agreement is hereby amended and restated in its entirety as follows:

               "(ggggg) "Milestone Ratio" means a number, subject to adjustment as provided in this Agreement, calculated to five (5) decimal points, equal to the quotient obtained by dividing (i) Milestone Shares, by (ii) a sum equal to (A) the Fully-Diluted Outstanding Shares, plus (B) that number of shares of Company Common Stock issuable upon the exercise of all Outstanding Options."


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     (k)  The following definition is hereby inserted immediately prior to existing Subsection (ooooo) of Section 11.1, and the subsequent subsections are hereby renumbered accordingly:

               "(ooooo) "Outstanding Options" means that aggregate number of Company Stock Options that remain issued and outstanding, and whose holders have not otherwise agreed to terminate such options, as of the date that is ten (10) days before the Effective Time."

     (l) To reflect the Parties' agreement that Reserved Shares shall be created and reserved out of the Initial Merger Consideration, the following definition is hereby inserted immediately prior to existing Subsection (nnnnnn) of Section 11.1, and the subsequent subsections are hereby renumbered accordingly:

               "(nnnnnn) "Reserved Shares" means that number of shares of Initial Merger Consideration to which all holders of Outstanding Options would have been entitled had such holders exercised such options prior to the date that is ten (10) days before the Effective Time."

     (m) Subsection (bbbbbbb) of Section 11.1 of the Merger Agreement is hereby amended and restated in its entirety as follows:

               "(bbbbbbb) "Termination Date" shall mean August 31, 2006."

     (n) Section 12.2(a) is hereby amended and restated in its entirety as follows:

               "(a) Subject to Applicable Law, any provision of this Agreement may be (i) waived, if such waiver is in writing and signed by the party against whom the waiver is to be effective, or
                    (ii) amended (A) if such amendment is in writing and signed by all Parties hereto, or (B) if such amendment in writing, is approved by the respective boards of directors of Parent and the Company and is signed by authorized representatives of both Parent and the Company."

     (o)  The following section is hereby added to the end of the Merger
          Agreement:

               "12.14 Additional Agreements. The Parties hereto acknowledge and agree that:

                    (a) On the date that this Agreement was originally executed, the First Complaint had been filed but had not been disclosed to Parent or Merger Subsidiary prior to such execution and therefore the existence of the Abbey Claims constitutes a breach of certain of the Company's representations and warranties under Article 3, including without limitation Section 3.20, thereby entitling the Parent to indemnification rights under
                         Article 9 of this Agreement (without being subject to the Basket Amount).


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     (p)  The Operating Budget attached to the Merger Agreement as Exhibit B, with respect to June, July and August 2006, is being amended to reflect an increase in anticipated operating expenses of the Company due to the change in the timing of the Closing and thus is being amended hereby in its entirety to read as Exhibit A attached to this Amendment.

3. NO OTHER AMENDMENTS. Except as specifically set forth in Section 2 of this Amendment, the Merger Agreement shall remain unchanged and shall continue in full force and effect.

4. RESERVATION OF RIGHTS; EXPRESS ACKNOWLEDGEMENT. Except to the extent explicitly waived by Parent or Merger Subsidiary in this Amendment, Parent and Merger Subsidiary reserve all rights of any nature whatsoever under the Merger Agreement with respect to the Complaint or the Outstanding Options. Solely for purposes of determining Parent's and Merger Subsidiary's rights to terminate the Merger Agreement pursuant to Article 8 thereof, and not for any other purpose (including without limitation not for the purpose of determining any of Parent's or Merger Subsidiary's indemnification rights under Article 9 of the Merger Agreement), Parent hereby expressly acknowledges that it does not have knowledge of any fact or circumstance which, to the actual knowledge of Parent as of the date hereof, constitutes a material breach of any representation or warranty of the Company set forth in Article 3 of the Merger Agreement, other than the litigation underlying the Complaints, both of which are addressed further in this Amendment; provided, however, that Parent reserves all its rights to evaluate and consider any such facts or circumstances (of which Parent has actual knowledge before executing this Amendment), together with any facts or circumstances of which it acquires actual knowledge after executing this Amendment, and to treat any one or all such facts and circumstances (of which Parent has actual knowledge before the execution of this Amendment) on a cumulative basis as a material breach of any representation or warranty of the Company. For purposes of this Section 4, "Parent's actual knowledge" means only the actual knowledge, without any implication of any inquiry, of Michael Dale, Jack Judd, Rick Curtis, Rachel Nachreiner, and Al Putnam of specific facts and circumstances related to a matter and appreciation of the significance thereof under the Merger Agreement.

5. STOCKHOLDER APPROVALS. By 11:59 a.m. Pacific time on June 14, 2006 and following execution and delivery of this Amendment by the parties hereto, the Principal Stockholders, and each director of the Company who is also a Stockholder, shall have delivered to Parent executed written consents approving this Amendment. The failure to timely deliver any of the consents described in this Section 5 shall result in the immediate termination of this Amendment without further action by any party hereto.

6. ESCROW AND EXCHANGE AGENT AGREEMENTS. In connection with the consummation of the Merger, and subject to any further comments from any third parties thereto, the relevant parties hereto will enter into the Escrow Agreement and the Exchange Agent


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

     Agreement, substantially in the forms attached hereto as Exhibit B and Exhibit C, respectively.

7. WAIVER REGARDING SECOND CLAIM. The Company hereby waives its right to receive notice from Parent under Section 5.17(a) of the Merger Agreement with respect to the existence of the Second Claim.

8.   MISCELLANEOUS.

     (a) SUCCESSORS AND ASSIGNS. The terms and conditions of this Amendment shall inure to the benefit of and be binding upon and be enforceable by the respective heirs, successors and assigns of the parties hereto. Nothing in this Amendment, express or implied, is intended to confer upon any party, other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Amendment, except as expressly provided in this Amendment.

     (b) GOVERNING LAW. This Amendment shall be governed by, construed and enforced in accordance with the internal laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of law).

     (c) COUNTERPARTS. This Amendment may be signed in any number of counterparts and the signatures delivered by facsimile, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Amendment shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto.

                  [Remainder of Page Intentionally Left Blank]


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     IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

PARENT:                                 ATS MEDICAL, INC.


                                        By: /s/ Michael D. Dale
                                            ------------------------------------
                                            Michael D. Dale
                                            President and Chief Executive
                                            Officer


MERGER SUBSIDIARY:                      SEABISCUIT ACQUISITION CORP.


                                        By: /s/ Michael D. Dale
                                            ------------------------------------
                                            Michael D. Dale
                                            Chief Executive Officer


COMPANY:                                3F THERAPEUTICS, INC.


                                        By: /s/ Walter A. Cuevas
                                            ------------------------------------
                                            Walter A. Cuevas
                                            President and Chief Executive
                                            Officer


STOCKHOLDER REPRESENTATIVE:


                                        /s/ Boyd D. Cox
                                        ----------------------------------------
                                        Boyd D. Cox

                                 SIGNATURE PAGE
                 AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

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AMENDMENT NO.1 TO AGREEMENT AND PLAN OF MERGER

EXHIBITS LIST

Exhibit A - Amended Operating Plan

Exhibit B - Form of Escrow Agreement

Exhibit C - Form of Exchange Agreement

                                 SIGNATURE PAGE
                      AMENDMENT NO. 1 TO MERGER AGREEMENT